Exhibit 5.1

December 19, 2014

PEDEVCO CORP.
4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for PEDEVCO Corp., a Texas corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of  (a) the offer and sale of an aggregate of up to  3,430,000 shares of common stock, $0.001 par value; and (b) the resale of 1,670,000 shares of common stock, $0.001 par value per share (collectively, the “Shares”) of the Company, pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2014, which Shares have been or  may be issued from time to time in accordance with the terms of the Company’s 2012 Equity Incentive Plan, as amended and restated and approved by stockholders of the Company on June 27, 2014 (the “Plan”).  The Shares include (a) 3,255,000 shares of common stock of the Company reserved for future issuance under the Plan (the “Reserve Shares”); (b) up to 175,000 shares of common stock of the Company issuable pursuant to options previously granted under the Plan (the “Options” and the “Option Shares”); and (c) 1,670,000 shares of restricted common stock issued under the Plan (the “Restricted Stock”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Certificate of Formation, as amended to date, (ii) the Company’s Bylaws, as amended, (iii) the Registration Statement, (iv) certain resolutions adopted by the Board of Directors of the Company, (v) the Plan, (vi) the minutes and applicable agreements relating to the grant of the Options and Restricted Stock; and (vii) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.  We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion expressed below. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions:  (1) all corporate records furnished to us by the Company are accurate and complete; (2) the Registration Statement to be filed by the Company with the Commission will be identical to the form of the document that we have reviewed; (3) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) and the Plan are accurate and complete; (4) the Company will issue the Shares in accordance with the terms of the Registration Statement and the applicable Plan; (5) the Company will at all times remain duly organized, validly existing, and in good standing under the laws of the State of Texas; (6) the Company will at all times reserve a sufficient number of shares of its unissued common stock as is necessary to provide for the issuance of the Shares; and (7) in connection with each issuance of any Shares, the Company will duly execute and deliver a stock certificate evidencing the Shares or, with respect to any Shares issued on an uncertificated basis, the Company will comply with applicable laws regarding the documentation of uncertificated securities.

We have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) upon issuance of the Option Shares in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, and upon payment of the exercise price thereof to the Company, the Option Shares will be validly issued, fully paid and non-assessable; (ii) the Restricted Stock has been validly issued and such shares are fully paid and non-assessable, subject to the provisions of the applicable award agreement; and (iii) the Reserved Shares have been duly authorized and when (a) the Reserved Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Reserve Share relates, and (b) the payment of the consideration for such Reserved Shares pursuant to the terms of such Plan have been made, such Reserve Shares will be legally issued, fully paid and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated above with respect to the Shares.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Texas (including applicable provisions of the Texas Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regards to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty and hereby disclaim any obligation to communicate to you with respect to any matter which comes to our attention hereafter, whether based on a change in laws, a change in any fact relating to the Company, or any other circumstance.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC